Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS

Santa Clara, Calif.—August 1, 2011—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and six months ended July 2, 2011.

“While 2011 is a challenging year for our hard drive equipment business, fundamentals in the industry have strengthened in the second quarter, with continued growth expected in the second half of the year,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “We continue to view the pending industry consolidation as a positive for the industry and Intevac. While we anticipate our customers will remain cautious with their capital spending until the consolidations are complete, the long term drivers for digital storage remain robust.

“We continue to see incremental traction in the other markets we serve. In the solar market, we continue to make positive progress with our entry into the solar equipment market. Our focus is to provide equipment solutions that improve the conversion efficiency of solar cells, enabling customers to lower their cost per watt. In our Photonics business, we shipped a record $5.9 million in product revenues, up 11% from the first quarter,” concluded Mr. Fairbairn.

Second Quarter 2011 Summary

The net loss for the quarter was $2.6 million, or $0.11 per diluted share, compared to net income of $12.3 million, or $0.54 per diluted share, in the second quarter of 2010.

Revenues were $27.6 million, including $19.8 million of Equipment revenues and Intevac Photonics revenues of $7.8 million. Equipment revenues consisted of three 200 Lean systems, upgrades, spares and service. Intevac Photonics revenues consisted of $1.9 million of research and development contracts and a record $5.9 million of product sales or 76.2% of Photonics revenues. In the second quarter of 2010, revenues were $68.6 million, including $60.0 million of Equipment revenues and Intevac Photonics revenues of $8.6 million, which included $3.9 million of product sales.

Equipment gross margin was 38.3%, compared to 44.9% in the second quarter of 2010. The decrease in gross margin was primarily as a result of lower revenues and lower factory utilization. Intevac Photonics gross margin improved to 32.7% compared to 24.2% in the second quarter of 2010. The increase was primarily a result of improved yields related to our night vision camera module for our NATO customer. Consolidated gross margin was 36.7%, compared to 42.3% in the second quarter of 2010. Operating expenses increased slightly to $14.8 million, compared to $14.6 million in the second quarter of 2010, driven by increased development expenses for our new equipment products.

Order backlog totaled $36.9 million on July 2, 2011, compared to $41.7 million on April 2, 2011 and $113.8 million on July 3, 2010. Backlog as of July 2, 2011 includes two Solar systems and no 200 Lean systems, compared to two Solar and two 200 Lean systems on April 2, 2011 and fourteen 200 Lean systems on July 3, 2010.

First Six Months 2011 Summary

The net loss was $9.7 million, or $0.42 per diluted share, compared to net income of $13.8 million, or $0.60 per diluted share, for the first six months of 2010.

Revenues were $45.0 million, including $30.0 million of Equipment revenues and Intevac Photonics revenues of $15.0 million, compared to revenues of $101.7 million, including $85.6 million of Equipment revenues and Intevac Photonics revenues of $16.2 million, for the first six months of 2010.

Equipment gross margin was 40.7%, compared to 46.1% in the first six months of 2010, primarily as a result of lower revenues and lower factory utilization. Intevac Photonics gross margin improved to 28.7% compared to 25.4% in the first six months of 2010, reflecting improved yields related to our night vision camera module for our NATO customer. Consolidated gross margin was 36.7%, compared to 42.8% in the first six months of 2010. Operating expenses were $30.7 million, compared to $27.7 million in the first six months of 2010.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (800) 642-1687 or, for international callers, (706) 645-9291, and providing Replay Passcode 81698029.

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

Equipment Business: We are a leader in the design, development and marketing of high productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We provide process manufacturing equipment solutions to the hard disk drive industry, high-productivity process manufacturing equipment and inspection solutions to the solar photovoltaic industry and wafer handling platforms to the semiconductor industry.

Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, medical and scientific.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark, and LEAN SOLARTM is a trademark, of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: expected demand for hard drives, the technology leadership and lead-time advantages of our systems, and the expansion of our product portfolio for the solar cell manufacturing market. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: oversupply in the media industry, a slowdown in demand for hard drives and the failure to introduce new products for the solar market, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s regular filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net revenues
Equipment	$19,815	$60,028	$29,995	$85,585
Intevac Photonics	7,770	8,570	15,013	16,155

Total net revenues	27,585	68,598	45,008	101,740

Gross profit	10,137	29,034	16,518	43,512
Gross margin
Equipment	38.3%	44.9%	40.7%	46.1%
Intevac Photonics	32.7%	24.2%	28.7%	25.4%

Consolidated	36.7%	42.3%	36.7%	42.8%

Operating expenses
Research and development	8,290	7,011	17,302	13,555
Selling, general and administrative	6,508	7,558	13,394	14,125

Total operating expenses	14,798	14,569	30,696	27,680

Income (loss) from operations
Equipment	(2,794)	16,776	(9,064)	20,656
Intevac Photonics	(493)	(1,441)	(2,076)	(2,625)
Corporate	(1,374)	(870)	(3,038)	(2,199)

Total operating income (loss)	(4,661)	14,465	(14,178)	15,832

Interest and other income	169	72	298	463

Profit (loss) before income taxes	(4,492)	14,537	(13,880)	16,295
Provision (benefit) for income taxes	(1,873)	2,200	(4,230)	2,528

Net income (loss)	$(2,619)	$12,337	$(9,650)	$13,767

Income (loss) per share
Basic	$(0.11)	$0.55	$(0.42)	$0.62
Diluted	$(0.11)	$0.54	$(0.42)	$0.60
Weighted average common shares outstanding
Basic	22,851	22,286	22,789	22,241
Diluted	22,851	22,931	22,789	22,953

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	July 2, 2011	Dec. 31, 2010
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$75,061	$114,514
Accounts receivable, net	26,360	25,911
Inventories	19,190	20,671
Deferred income tax assets	3,445	3,124
Prepaid expenses and other current assets	7,084	6,630

Total current assets	131,140	170,850

Long-term investments	48,226	22,866
Property, plant and equipment, net	15,301	13,918
Deferred income tax assets	18,509	14,594
Goodwill	18,389	18,389
Other intangible assets, net	6,712	6,984
Other long-term assets	3,679	4,170

Total assets	$241,956	$251,771

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$5,816	$5,562
Accrued payroll and related liabilities	4,984	11,365
Other accrued liabilities	11,066	11,104
Customer advances	7,101	4,867

Total current liabilities	28,967	32,898

Other long-term liabilities	11,376	11,630
Stockholders’ equity
Common stock ($0.001 par value)	23	23
Additional paid in capital	143,625	139,824
Accumulated other comprehensive income	474	255
Retained earnings	57,491	67,141

Total stockholders’ equity	201,613	207,243

Total liabilities and stockholders’ equity	$241,956	$251,771

Note: Amounts as of December 31, 2010 are derived from the December 31, 2010 audited consolidated financial statements.